Exhibit 10
LAYNE CHRISTENSEN COMPANY
KEY MANAGEMENT DEFERRED COMPENSATION PLAN
     THIS PLAN is adopted effective as of the 1st day of January, 2006, by Layne Christensen Company, a Delaware corporation (the “Company”), as follows:
RECITALS
     WHEREAS, the Company wishes to establish the Layne Christensen Company Key Management Deferred Compensation Plan (the “Plan”) to provide additional retirement benefits and income tax deferral opportunities for a select group of management and highly compensated employees; and
     WHEREAS, the Company intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for a select group of management or highly compensated employees and to qualify for all available exemptions from the provisions of ERISA;
     WHEREAS, the Company intends that the Plan shall at all times be administered and interpreted in accordance with Code Section 409A and all applicable regulations and guidance issued thereunder;
     NOW, THEREFORE, the Company hereby adopts the following Layne Christensen Company Key Management Deferred Compensation Plan.
ARTICLE ONE
DEFINITIONS
     DEFINITION OF TERMS. Certain words and phrases are defined when first used in this Plan. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:
1.1.	Accrued Benefit. The sum of (A) all amounts deferred hereunder by or on behalf of a Participant, including (i) any contributions made by the Company, (ii) any interest credited to the Participant or the Participant’s Beneficiary pursuant to this Plan, and (iii) any deemed investment credited to the Participant or the Participant’s Beneficiary, in each case as such amounts, interest and deemed investment credits are reflected in the Deferral Account less (B) (i) any distributions made hereunder to the Participant or the Participant’s Beneficiary and (ii) any deemed investment losses debited to the Participant or the Participant’s Beneficiary and reflected in the Deferral Account.

1.2.	Affiliate. Any corporation, partnership, joint venture, association, or similar organization or entity, which is a member of a controlled group of companies which includes, or which is under common control with, the Company under Code section 414.

1.3.	Article. Means an Article of the Plan.

1.4.	Base Salary. The annual compensation (excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, directors fees and other fees, stock options and grants, and car allowances) paid to an Eligible Employee for services rendered to the Company, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code section 125 plans of the Company.

1.5.	Beneficiary. The beneficiary or beneficiaries designated by a Participant under Article 7, or, if the Participant has not designated one or more beneficiaries under Article 7, the person or persons entitled to receive distributions of benefits under Article 5.

1.6.	Calendar Year. January 1 to December 31.

1.7.	Cause. For purposes of this Plan “Cause” shall mean any of the following acts or circumstances: (i) willful destruction by the Participant of property of the Company or an Affiliate having a material value to the Company or such Affiliate; (ii) fraud, embezzlement, theft, or comparable dishonest activity committed by the Participant (excluding acts involving a de minimis dollar value and not related to the Company or an Affiliate); (iii) the Participant’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related to the Company or an Affiliate); (iv) the Participant’s breach, neglect, refusal, or failure to materially discharge the Participant’s duties (other than due to physical or mental illness) commensurate with the Participant’s title and function or the Participant’s failure to comply with the lawful directions of the Board or the Chief Executive Officer of the Company, or of the Board of Directors or the Chief Executive Officer of the Affiliate that employs the Participant, in any such case that is not cured within fifteen (15) days after the Participant has received written notice thereof from such Board of Directors or Chief Executive Officer; (v) any willful misconduct by the Participant which may cause substantial economic or reputational injury to the Company, including, but not limited to, sexual harassment, or (vi) a willful and knowing material misrepresentation to the Board or the Chief Executive Officer of the Company or to the Board of Directors or the Chief Executive Officer of the Affiliate that employs the Participant.

1.8.	Change in Control shall mean the occurrence of any of the following:
(a)	Change in the Ownership of the Company. Any one person, or more than one person acting as a group (as defined below) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

(b)	Change in the Effective Control of the Company. Either (i) any one person, or more than one person acting as a group (as defined below), acquire (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose apportionment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.

(c)	Change in the Ownership of a Substantial Portion of the Company’s Assets. Any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (“gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
For purposes of this definition (i) a “person” shall be deemed to own all ownership interests attributed to such person pursuant to Code section 318 and (ii) persons will not be considered to be acting as a group solely because they purchase or own stock, or purchase assets, of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity or entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation (only with respect to the ownership in that corporation in the case of a change in the Effective Control of the Company or only to the extent of the ownership in that corporation in the case of a Change in the Ownership of a Substantial Portion of the Company’s Assets) prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation

1.9.	Code. The Internal Revenue Code of 1986, as amended from time to time.

1.10.	Compensation. The Base Salary and bonuses payable by the Company or an Affiliate to an Eligible Employee during a Calendar Year.

1.11.	Deemed Investment Alternatives means those investment vehicles made available by the Plan Administrator and set forth on Exhibit B in which a Participant’s Deferral Account is to be hypothetically invested in accordance with Section 4.2.

1.12.	Deemed Investment Election means the election made by a Participant from which the Participant’s Deferral Account will be hypothetically invested in the Deemed Investment Alternatives in accordance with Section 4.2.

1.13.	Deferral Account. Book entries maintained by the Company reflecting a Participant’s Accrued Benefit; provided, however, that the existence of such book entries and the Deferral Account shall not create, and shall not be deemed to create, a trust of any kind, or a fiduciary relationship between the Company and a Participant, the Participant’s Beneficiary, or other beneficiaries under this Plan.

1.14.	Disability or Disabled. A Participant shall be considered disabled if the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a Company-sponsored accident and health plan.

1.15.	Disability Date shall mean the date on which the Plan Administrator confirms that a Participant has a qualifying Disability and is eligible to receive payment hereunder.

1.16.	Effective Date. The effective date of the Plan shall be January 1, 2006; provided, however, the Plan Administrator may, prior to the Effective Date, solicit and accept an Election of Deferral for each Eligible Employee that will begin participating in the Plan on such Effective Date.

1.17.	Election of Deferral. A written election made and filed by an Eligible Employee with the Plan Administrator on the Participant Enrollment and Election Form in substantially the same form attached hereto as Exhibit A, specifying both the amount or percentage of Compensation that will be deferred during the upcoming Calendar Year and the form in which such deferred amounts, along with Corporate Contributions made during such Calendar Year, if any, both such types of contributions as adjusted for deemed earnings and losses, will be distributed to the Participant upon the Participant’s Retirement.

1.18.	Eligible Employee. Any employee of the Company or an Affiliate who is selected to participate in the Plan in accordance with the provisions of Article 2.1 hereof, and is one of a “select group of management or highly compensated employees,” as defined by ERISA.

1.19.	ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

1.20.	Good Reason means the occurrence of any of the following:
(a)	The Company or any of its Affiliates reduces the Participant’s Base Salary.

(b)	The Company discontinues its bonus plan in which the Participant participates as in effect immediately before the Change in Control without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such discontinued bonus plan, or a successor to the Company fails or refuses to assume the obligations of the Company under such bonus plan as in effect immediately before the Change in Control or under a plan that is the substantial economic equivalent of such bonus plan.

(c)	Without the Participant’s express written consent, the Company or any of its Affiliates requires the Participant to change the location of the Participant’s job or office, so that the Participant will be based at a location more than 35 miles from the former location of the Participant’s job or office.

(d)	Without the Participant’s express written consent, the Company or any of its Affiliates substantially and adversely reduces the Participant’s responsibilities or directs the Participant to report to a person of lower rank or responsibilities than the person to whom the Participant reported before the Change in Control.

1.21.	Normal Retirement Age. The date the Participant attains 60 years of age.

1.22.	Participant. An Eligible Employee who either (i) elects to participate in the Plan by filing an Election of Deferral with the Company or (ii) although no longer making current deferrals under the Plan, has an Accrued Benefit credited to his or her Deferral Account.

1.23.	Participant Annual Deferral. The portion of a Participant’s Compensation, expressed either as a percentage or a stated dollar amount, that the Participant elects to defer for the Calendar Year in question.

1.24.	Plan. The Layne Christensen Company Key Management Deferred Compensation Plan, as amended.

1.25.	Plan Administrator. The Company unless the Company designates another person or persons to hold the position of Plan Administrator. In no event may a Participant serve as the sole Plan Administrator. If a Participant is part of a group or committee designated as Plan Administrator, then the Participant may not participate in any activity or decision relating solely to his or her individual benefits under the Plan, and such matters will be resolved by the remaining committee members.

1.26.	Plan Year. The Calendar Year.

1.27.	Retires or Retirement. An Eligible Employee’s Separation from Service after the Eligible Employee has reached Normal Retirement Age.

1.28.	Separation from Service means a Participant ceasing to be employed by the Company or an Affiliate. A Separation from Service shall not occur if the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if such leave does not exceed six months, or if longer, as long as the Participant’s right to reemployment with the Company is provided either by statute or by contract. Separation from Service shall have the same definition as set forth under Code section 409A and any applicable regulations or Treasury Department guidance issued thereunder.

1.29.	Specified Employee shall mean a key employee (as defined by Code section 416(i) without regard to paragraph (5) thereof) of a corporation the stock of which is publicly traded on an established securities market within the meaning of Treasury Regulation Section 1.897-1(m). Notwithstanding other provisions of this Plan to the contrary, distributions by the Company to Specified Employees (if any) may not be made before the date which is 6 months after the date of Separation from Service (or, if earlier, the date of death of the Specified Employee).
ARTICLE TWO
ELIGIBILITY AND PARTICIPATION
2.1.	Eligibility. An employee of the Company or an Affiliate shall be an Eligible Employee only if he or she is selected by the Plan Administrator, in writing, to participate in the Plan.

2.2.	Participation. An Eligible Employee may participate in the Plan by filing an Election of Deferral in accordance with the terms and conditions set forth in Article Three. Once an employee becomes a Participant, he or she shall remain a Participant until his or her termination of employment with the Company or an Affiliate, and thereafter until all benefits to which he or she (or his or her beneficiaries) is entitled under the Plan have been paid. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon a Participant the right to continue to be employed by the Company in his or her present capacity, or in any capacity. It is expressly understood by the parties hereto that this Plan relates to the payment of deferred compensation for the Participant’s services, payable after termination of employment with the Company, and is not intended to be an employment contract.
ARTICLE THREE
DEFERRAL ELECTIONS AND CORPORATE CONTRIBUTIONS
3.1.	Deferral Elections:
(a)	Annual Elections. Except as provided in Section 3.1(c) in the case of an employee first becoming eligible to participate in the Plan or as provided in Section 3(d) in the case of performance-based compensation, an Eligible Employee must make an election to defer Compensation under this Plan by filing, with the Plan Administrator, an Election of Deferral prior to the end of the Calendar Year preceding the Calendar Year in which the services that give rise to the Eligible Employee’s Compensation will be performed. If an Eligible Employee has made an Election of Deferral and fails to make a new or different election to defer pursuant by the end of the Calendar Year preceding the Calendar Year for which the election is effective, the Eligible Employee shall be deemed to have made the same election as is then currently in effect, if any. An Election of Deferral, unless cancelled or terminated, shall continue through the date on which the Eligible Employee’s employment terminates for any reason including death, Retirement or Disability. All deferrals shall be accomplished by payroll deduction.

(b)	Contents of Election of Deferral. In the Election of Deferral, the Eligible Employee shall specify both (i) the amount Compensation to be deferred and (ii) the form of payment such deferred amount will be made upon the Eligible Employee’s Retirement. With respect to specification of the amount to be deferred, such specification may be separate for the individual components of Compensation, and may be expressed as percentages or fixed dollar amounts. However, the total amount of the deferrals made by each Eligible Employee in any Calendar Year may be subject to certain minimums or maximums as established by the Plan Administrator and as then specified in the Participant Enrollment And Election Form. The Plan Administrator and the Company shall disregard any deferral election to the extent such deferral election does not fall within such minimums or maximums.

(c)	Election Upon First Becoming Eligible. Notwithstanding Section 3.1(a) above, upon an employee being notified by the Plan Administrator for the first time that he or she is eligible to participate in the Plan, the Eligible Employee shall have thirty (30) days to make an initial deferral election. Such initial deferral election may be made only with respect to Compensation paid for services performed subsequent to such election.

(d)	Election for Performance-Based Compensation. Notwithstanding Section 3.1(a) above, any Election of Deferral related to a bonus which constitutes performance-based compensation (as defined in Code Section 409A and the regulations issued thereunder), based on services performed over a period of at least 12 months, may, if permitted by the Plan Administrator, be made no later than six months before the end of such performance period.

(e)	Revocation of Election; Effective Date of Election. For purposes of this Plan, an election to defer may be changed or revoked at any time prior 5:00 p.m. CST on the last business day of the Calendar Year preceding the Calendar Year for which the Election of Deferral relates. Accordingly, an Election of Deferral will, for purposes of the Plan, not be considered as having been made until such date, at which time the Election of Deferral shall become irrevocable for that forthcoming Calendar Year.
3.2.	Corporate Contributions:
(a)	The Company may make contributions (either discretionary, matching or both) (“Corporate Contributions”) to the Plan as it may determine from time to time and may direct that such contributions be allocated among the Deferral Accounts of those Participants that it may select. If a Participant is not employed by the Company as of the last day of a Plan Year other than by reason of his or her Retirement, Disability or death, the Corporate Contribution(s), if any, for such Plan Year shall be zero. In the event of Retirement, Disability or death, a Participant shall be credited with the Corporate Contribution(s), if any, for the Plan Year in which he or she Retires, becomes Disabled or dies.

(b)	No Participant shall have a right to compel the Company to make a Corporate Contribution under this Article 3.2 and no Participant shall have the right to share in the allocation of any such Corporate Contribution for any Plan Year unless selected by the Company, in its sole discretion.
3.3.	Subsequent Changes in Time and Form of Payment. To the extent a Participant desires to extend the payment date or change the form of payment, such extension or change in form of payment may be permitted and honored by the Plan Administrator only if the following two conditions are satisfied:

(a)	Any election made pursuant to this Section 3.3 will not become effective until at least 12 months after the date the election is made; and

(b)	Any extensions of the payment commencement date or change in form of payment must, at a minimum, result in a deferral of any payment to be made for a period of not less than five (5) years from the date such payment would otherwise have been paid; provided, however, that such five year minimum extension need not apply to distributions on account of Disability, death or unforeseeable emergency.
ARTICLE FOUR
DEFERRAL ACCOUNTS AND ALLOCATION OF FUNDS
4.1.	Deferral Account Allocations:
(a)	Compensation that is deferred under the Plan shall be credited to the Deferral Account on or about the date the Compensation would otherwise have been paid.

(b)	Discretionary Corporate Contributions (if any) shall be credited to the Participant’s Deferral Account at such time as directed by the Plan Administrator.

(c)	All amounts paid from a Deferral Account are assumed to be paid on the first day of the month.

(d)	Based on the Deemed Investment Elections of a Participant made under Article 4.2, the Participant’s Deferral Account shall be credited with deemed investment earnings, gains, losses or changes in value effective at the end of each day during the Plan Year, except as otherwise provided in this Plan.

(e)	The Plan Administrator may, at any time, change the timing or methods for (i) crediting or debiting earnings, gains, losses, and changes in value of deemed investment options, (ii) crediting Participant Annual Deferrals and Corporate Contributions, and (iii) debiting payments of benefits and withdrawals under this Plan; provided, however, that the times and methods for crediting or debiting such items in effect at any particular time shall be uniform among all Participants and Beneficiaries.
4.2.	Deemed Investment Elections and Declared Rates:
(a)	Deemed Investment Elections may be made from any of the various Deemed Investment Alternatives selected by the Participant from among those made available by the Company from time to time, which are outlined in Exhibit B.

(b)	A Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary) shall make Deemed Investment Elections for the Participant’s Deferral Account by filing a form substantially in the same form of Exhibit B (or another form acceptable to the Plan Administrator) with the Plan Administrator. The number of Deemed Investment Alternatives made available to the Participant as well as any percentage limitations shall be made at the sole discretion of the Plan Administrator. Deemed Investment Elections shall remain in effect until changed and may be changed at the frequency specified in Exhibit B. Such changes in deemed investments shall be effective on the next business day or as soon as administratively feasible thereafter.

(c)	At the end of each calendar quarter (or such shorter period as the Plan Administrator may determine), the Company shall compute the total return for the quarter (or such shorter period) as to each Participant’s Deemed Investment Elections and may reduce such returns for that quarter (or shorter period) by items such as money management fees, mortality charges, cost of insurance, taxes and deemed investment expenses associated specifically with each Deemed Investment Alternative. The total return for each Deemed Investment Alternative shall be that Deemed Investment Alternative’s total return for that quarter (or shorter period) reduced by applicable expenses as described above and approved by the Plan Administrator.

(d)	From time to time, and at its sole discretion, the Plan Administrator may change the Deemed Investment Alternatives that it makes available to the Participant. However, notwithstanding the provisions of this Article 4.2, the Company may invest contributions in investments other than the deemed investments selected by such Participant but the Participant’s return will solely be based on the results of his or her Deemed Investment Election reduced for expenses as described in Article 4.2(c) above. Nothing in this Plan shall require the Company to actually acquire or hold any particular investment.
4.3.	Determination of Accounts. A Participant’s Accrued Benefit as of each date shall consist of the balance of deferrals of Compensation, Corporate Contributions, and deemed investment earnings, gains, losses, and changes in value in his or her Deferral Account determined in accordance with this Article 4.

4.4.	Separate Plan Year Tracking. So as to provide a Participant with the opportunity each Plan Year to select the form that the upcoming year’s deferrals, if any, (and earnings and losses thereon) will ultimately be paid (e.g., lump sum or installment), a Participant’s Annual Deferral, Corporate Contributions made during such Plan Year and all deemed investment earnings, gains, losses or changes in value thereon will be tracked separately from such contributions in other Plan Years.
ARTICLE FIVE
ENTITLEMENT TO BENEFITS
5.1.	Vesting of Benefits. The portion of a Participant’s Deferral Account that is attributable to his or her Compensation deferral and deemed investment earnings, gains, losses and changes in value credited thereon shall be immediately fully vested. The portion of a Participant’s Deferral Account that is attributable to Corporate Contributions and deemed investment earnings, gains, losses and changes in value credited thereon (if any), shall vest based on the table in Exhibit A. Notwithstanding the foregoing, but subject to Article 5.6(b), the portion of a Participant’s Deferral Account that is attributable to Corporate Contributions and deemed investment earnings, gains, losses and changes in value credited thereon (if any), shall become fully vested upon the Participant’s Retirement, death, or Disability.

5.2.	Retirement Benefit:
(a)	Upon the Retirement of the Participant, the Company shall thereafter pay to the Participant his or her Accrued Benefit. Each portion of a Participant’s Accrued Benefit that relates to the Participant’s deferred or Corporate Contributions made during a specific Plan Year shall be payable in the manner and frequency elected by the Participant with respect to such Plan Year or as otherwise specified by the Plan Administrator in Exhibit A. If installment payments are chosen for one or more Plan Years’ deferral or Corporate Contributions, the amount of the first installment to be paid during the Calendar Year in which payment begins shall be equal to (i) the total amount payable in the same form of distribution to the Participant as of his or her Retirement, divided by (ii) the total number of installment payments selected to be made. Unless otherwise provided for under Article 1.29, the first payment shall be due on or about the first day of the first month following the Participant’s Retirement.

For example and for illustration purposes only, assume a Participant’s aggregate Accrued Benefit is $250,000, $150,000 of which relates to Plan Years for which the Participant elected a lump sum form of payment and the remaining $100,000 relates to Plan Years for which the Participant elected installments over five (5) years. Upon the Participant’s Retirement, the Participant will be entitled to receive (i) a $150,000 lump-sum payment and (ii) an installment payment of $20,000 ((1/5) of the $100,000 payable in five annual installments).

(b)	As of January 1 of each subsequent Calendar Year during the benefit payment period, the amount of each installment to be paid during such Calendar Year shall be recalculated and shall be equal to the remaining balance in the portion of the Participant’s Deferral Account as of such January 1 for which the same form of distribution election has been made; divided by the number of remaining installment payments to be made, inclusive of the current Calendar Year in subsequent Calendar Years.

(c)	The final installment payment for the portion(s) of the Participant’s Deferred Account for which the same form of distribution election has been made shall be equal to the remaining amount payable to the Participant. In no event shall the amount of any installment payment exceed the remaining amount payable to the Participant.

(d)	Notwithstanding the foregoing, a Participant’s retirement benefit shall be distributed in one lump sum rather than in installments if the balance in the Participant’s Deferral Account as of his Retirement is less than $10,000.00.

(e)	In the event a Participant elects to receive his or her benefits upon Retirement in the form of installments, such series of installment payments is to be treated as a series of separate payments.
5.3.	Disability Retirement Benefit. The Participant shall be entitled to receive payments hereunder prior to his or her Retirement if he or she is Disabled. If a Participant has a qualifying Disability, the benefit payable hereunder shall be the same amount as would have been payable as a Retirement benefit under Article 5.2 above had the Participant attained his or her Normal Retirement Age on the Disability Date. Such benefit shall be payable in a lump sum regardless of any different form of distribution method chosen by the Participant on account of Retirement.

5.4.	Death Benefits:
(a)	Death Benefit Prior to Commencement of Benefits. If the Participant dies while in the employment of the Company or an Affiliate prior to the commencement of benefit payments in the event of Disability, Separation From Service, or Retirement, the Company shall pay a survivor benefit in an amount based on the Participant’s Accrued Benefit at the date of death or in such other amount as may be stipulated in Exhibit A. The death benefit payable under this Article shall be distributed to the Participant’s Beneficiary in a lump sum regardless of any different form of distribution method chosen by the Participant on account of Retirement. Such lump sum payment shall be made on or about the first day of the third month following the Participant’s date of death and based on the last Beneficiary designation received by the Company from the Participant prior to his or her death. If no such designation has been received by the Company, such payment shall be made to the Participant’s surviving legal spouse. If the Participant is not survived by a legal spouse, the said payment shall be made to the then living children of the Participant, if any, in equal shares. If there are no surviving children, the balance of the Accrued Benefit shall be paid to the estate of the Participant.

(b)	Death Benefit After Commencement of Retirement Benefits. In the event of the Participant’s death after the commencement of benefit payments, but prior to the completion of such payments due to and owing hereunder, the Company shall continue to make such payments, in installments over the remainder of the period specified in Article 5.2 hereof that would have been applicable to the Participant had he or she survived. Such continuing payment shall be made to the Participant’s designated Beneficiary in accordance with the last such designation received by the Company from the Participant prior to his death. If no such designation has been received by the Company, such payments shall be made to the Participant’s surviving legal spouse. If such spouse dies before receiving all payments to which he or she is entitled hereunder, then the balance of the Accrued Benefit shall be paid to the spouse’s estate. If the Participant is not survived by a legal spouse, then the said payments shall be made to the then living children of the Participant, if any, in equal shares. If there are no surviving children, the balance of the Accrued Benefit shall be paid to the estate of the Participant.
5.5.	Benefits Upon Separation from Service:
(a)	In the event of the Participant’s Separation from Service for any reason other than for Cause, Disability, Retirement or death, the Company shall pay to the Participant a termination benefit based on the vested value of the Participant’s Accrued Benefit as of the effective date of such Separation from Service. Such benefit shall be payable in a lump sum regardless of any different form of distribution method chosen by the Participant on account of Retirement. Unless otherwise provided for under Article 1.29, the lump sum payment shall be made on or about the first day of the third month following the effective date of the Participant’s Separation from Service.

(b)	In the event the Participant’s employment is terminated for Cause, no benefits of any kind will be due or payable under the terms of this Plan from amounts credited to the Participant’s Deferral Account attributable to Corporate Contributions, and any cumulative earnings, gains, and changes in value thereon, and all rights of the Participant, his or her designated Beneficiary, executors, or administrators, or any other person, to receive payments thereof shall be forfeited. Notwithstanding the manner and frequency elected by the Participant or as otherwise specified by the Plan Administrator in Exhibit A, benefits credited to the Participant’s Deferral Account attributable to his or her compensation deferral and deemed investment earnings, gains, losses and changes in value credited thereon shall be paid in a lump sum as soon as practicable following the Participant’s Separation from Service. If, after installment payments of benefits under this Plan have begun, the Plan Administrator determines that Cause existed before the Participant’s Retirement or Disability, such installment payments shall be reduced by amounts credited to the Participant’s Deferral Account attributable to Corporate Contributions, and any cumulative earnings, gains, and changes in value thereon.
5.6.	Hardship Distribution:
(a)	Hardship Withdrawal. In the event that the Plan Administrator, under a written request by a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency (the “Hardship Withdrawal”), but not exceeding the vested balance of such Participant’s Deferral Account as of the date of such payment. For purposes of Article 5.6(a), an “unforeseeable financial emergency” shall mean a severe financial hardship to the Participant or beneficiary resulting from a sudden and unexpected illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant or Beneficiary’s dependent (as defined in Code Section 152(a)), loss of the Participant’s or Beneficiary’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. The amounts distributed with respect to an emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s or Beneficiary’s assets (to the extent liquidation of such assets would not itself cause severe financial hardship).

(b)	Rules Adopted by Plan Administrator. The Plan Administrator shall have the authority to adopt additional rules relating to hardship distributions. In administering these rules, the Plan Administrator shall act in accordance with the principle that the primary purpose of this Plan is to provide additional retirement income, not additional funds for current consumption.

(c)	Limit on Number of Hardship Distributions. No Participant may receive more than one hardship distribution in any Calendar Year.

(d)	Prohibition of Further Deferrals. A Participant who receives a Hardship Distribution, and who is still employed by the Company or an Affiliate shall be prohibited from making deferrals under Article 3.1 for the remainder of the Calendar Year in which the distribution is made.
5.7.	Effect of Change in Control. A Participant shall become fully vested in the portion of his Deferral Account that is attributable to Corporate Contributions and deemed investment earnings, gains, losses and changes in value credited thereon (if any) if, within one year after the occurrence of a Change in Control, his employment is involuntarily terminated by the Company or any of its Affiliates for any reason other than Cause or his death or Disability, or he voluntarily terminates his employment with the Company and all Affiliates for Good Reason. From and after the occurrence of a Change in Control, the Plan Administrator shall consist of a committee of the individuals who were members of the Company’s Board of Directors 90 days before the occurrence of the Change in Control, with any vacancy in such committee occurring thereafter being filed with a person or persons selected by the other members of such committee. Unless otherwise provided for under Article 1.29, payments due (if any) following a Change in Control shall be due on or about the first day of the third month following the Participant’s Separation from Service.

5.8.	Adverse Action on Participant or Plan:
(a)	Notwithstanding any other provision hereof, in the event there is a determination by the Internal Revenue Service, or in the event of a final determination by a court or competent jurisdiction, that amounts credited to the Participants’ Deferral Accounts hereunder are includable in the gross incomes of the Participants or Beneficiaries, the Plan Administrator may in its sole discretion distribute the entire amount credited to the Participants’ Deferral Accounts to the Participants or Beneficiaries and cause the termination of future deferrals of Compensation by the Participants.

(b)	In the event that there is a determination by the Department of Labor, or a final determination of a court of competent jurisdiction, that the Plan is subject to Part 2, 3 or 4 of Title I of ERISA, the Plan Administrator may in its sole discretion distribute the entire amount credited to the Participants’ Deferral Accounts to the Participants or Beneficiaries and cause the termination of future deferrals of Compensation by the Participants.
5.9.	Excise Tax Limitation: Notwithstanding anything contained in this Plan to the contrary, in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to the Participant or for the Participant’s benefit paid or payable or distributed or distributable (including, but not limited to, the acceleration of the time for the vesting or payment of such benefit or payment) pursuant to the terms of this Plan or otherwise in connection with, or arising out of, the Participant’s employment with the Company or any of its Affiliates or a change of control within the meaning of Section 280G of the Code (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced (but not below zero) but only to the extent necessary that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Section 4999 Limit”). Unless the Participant shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating those Payments or benefits which are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation.

5.10.	Benefits Not Transferable. No Participant or Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part of all the amounts payable hereunder. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, or dissolution of marriage. Any such attempted assignment shall be void.
ARTICLE SIX
DISTRIBUTION OF BENEFITS
6.1.	Benefits Payable Only From General Corporate Assets: Unsecured General Creditor Status of Participant:
(a)	Payment to the Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company; no person shall have any interest in any such asset by virtue of any provision of this Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.

(b)	In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of a Participant, or Company employee, to allow the Company to recover or meet the cost of providing benefits in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever therein or in said policy or the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein.

(c)	In the event that the Company purchases an insurance policy or policies on the life of a participant or a Company employee as provided for above, then all of such policies shall be subject to the claims of the creditors of the Company.

(d)	If the Company chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Company or the insurance company(ies) designated by the Company. If a Participant submits information to any such insurance company(ies) and if the Participant makes a material misrepresentation in an application for any insurance that may be used to insure any of the Company’s obligations under this Plan, and if as a result of that material misrepresentation an insurance company is not required to pay all or any part of the benefit provided under that insurance, the Participant’s right to a benefit under this Plan will be reduced by the amount of the benefit that is not paid by the insurance company because of such material misrepresentation if applicable.
6.2.	Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Administrator, the Company and Plan from further liability on account thereof.

6.3.	Withholding. Any and all payments to be made to a Participant or a Participant’s beneficiaries pursuant to this Plan shall be subject to all federal, state and local income and employment taxes and such taxes may be withheld accordingly by the Company from benefits under this Plan or from salary, bonuses or other amounts due to the Participant as determined by the Plan Administrator.
ARTICLE SEVEN
BENEFICIARIES
7.1.	Beneficiary Designation. The Participant shall have the right, at any time, to submit in substantially the form attached hereto as Exhibit C, a written designation of primary and secondary beneficiaries to whom payment under this Plan shall be made in the event of his or her death prior to complete distribution of the benefits payable. Each Beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Company. The Company shall have the right, in its sole discretion, to reject any Beneficiary designation, which is not in substantially the form attached hereto as Exhibit C. Any attempt to designate a Beneficiary, otherwise than as provided in this Article shall be ineffective.

7.2.	Spouse’s Interest. A Participant’s Beneficiary designation shall be deemed automatically revoked if the Participant names a spouse as Beneficiary and that marriage is later dissolved or the spouse dies. Without limiting the generality of the foregoing, the interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant or whose marriage with the Participant has been dissolved shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
ARTICLE EIGHT
PLAN ADMINISTRATION
8.1.	Responsibility of Administration of the Plan:
(a)	The Plan Administrator shall be responsible for the management, operation and administration of the Plan. The Plan Administrator may employ others to render advice with regard to its responsibilities under this Plan. It may also allocate its responsibilities to others and may exercise any other powers necessary for the discharge of its duties. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certifications, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Plan Administrator with respect to the Plan.

(b)	The primary responsibility of the Plan Administrator is to administer the Plan for the benefit of the Participants and their beneficiaries, subject to the specific terms of the Plan. The Plan Administrator shall administer the Plan in accordance with its terms and shall have the power to determine all questions arising in connection with the administration, interpretation, and application of the Plan. Any such determination shall be conclusive and binding upon all persons and their heirs, executors, beneficiaries, successors and assigns. The Plan Administrator shall have all powers necessary or appropriate to accomplish its duties under the Plan. The Plan Administrator shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including but not limited to, interpretations of this Plan and entitlement to or amount of benefits under this Plan, as may arise in connection with the Plan.
8.2.	Claims Procedure:
(a)	Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to the Plan Administrator at its then principal place of business.

(b)	Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within 90 days and that the Plan Administrator shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth to the extent applicable:
(i)	The specific reasons for such denial;

(ii)	Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and

(v)	The time limits for requesting a review under (iii) and for review under (iv) hereof.
(c)	Request for Review. Within 60 days after receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company through its Board of Directors review the Plan Administrator’s determination. Such request must be addressed to the Plan Administrator of the Company at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the determination within such 60-day period, he or she shall be barred and estopped from challenging the determination.

(d)	Review of Decision. Within 60 days after the Company’s receipt of a request for review, it will review the Plan Administrator’s determination. After considering all materials presented by the Claimant, the Company will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Company will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review. The decision of the Board of Directors shall be final and binding on all parties and may not be further appealed by any party.
8.3.	Arbitration. Any claim or controversy between the parties which the parties are unable to resolve themselves, and which is not resolved through the claims procedure set forth in Article 8.2, including any claim arising out of a Participant’s employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of any provision of this Plan, any claim or dispute as to whether a claim is subject to arbitration and any claims of statutory violation including, but not limited to, those arising under ERISA, shall be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the following procedures:
(a)	In the event of a claim or controversy subject to this arbitration provision, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within 10 business days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the office of the American Arbitration Association (“AAA”) or of the Federal Mediation and Conciliation Service. If, within three business days of the parties’ receipt of such list, the parties are unable to agree upon an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

(b)	Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award, references to the specific provisions of the Plan on which the appeal decision is based and recitation of the particular facts on which the decision is based.

(c)	In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation. The parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.

(d)	The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

(e)	This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.
Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may, in an appropriate manner, apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the employee benefit plan claims rules and procedures of the AAA then in effect; provided, however, that, in the event of any inconsistency between the employee benefit plan claims rules and procedures of the AAA and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Article 8.3 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Article 8.3, and this Article 8.3 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to ensure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Article 8.3 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.
8.4.	Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.
ARTICLE NINE
AMENDMENT OR TERMINATION
9.1.	Amendment or Termination:
(a)	This Plan may be amended or terminated by the Company at any time, without notice to or consent of any person. Any such amendment or termination shall take effect as of the date specified therein and, to the extent permitted by law. However, no such amendment or termination shall reduce:
(i)	the amount then credited to the Participant’s Deferral Account, or

(ii)	his or her vested percentage under Article 5.1.
If the Plan is terminated, except as may otherwise be permitted under Code section 409A and the applicable guidance issued thereunder, such termination shall be prospective in nature only. All benefits accrued as of the date of Termination shall continue to be paid solely at those times specified in Article V as if the Plan had not been so Terminated.

(b)	Any other provision of this Plan to the contrary notwithstanding, the Plan may be amended by the Company at any time, to the extent that, in the opinion of the Company, such amendment shall be necessary in order to ensure that the Plan will be characterized as a plan maintained for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or to conform the Plan to the requirements of any applicable law, including ERISA and the Code. No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder.
ARTICLE TEN
THE TRUST
10.1.	Establishment of Trust. The Company may establish a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, to pay benefits under this Plan (the “Trust”).

10.2.	Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust (if established) shall govern the rights of the Participant and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

10.3.	Contribution to the Trust. Amounts may be contributed by the Company to the Trust in the sole discretion of the Company.

ARTICLE ELEVEN
MISCELLANEOUS
11.1.	Entire Plan. The Plan and the Deemed Investment Alternatives, Beneficiary designation, and other administrative forms shall constitute the total agreement between the Company and the Participant. No oral statement regarding the Plan may be relied upon by the Participant. In the event that there is a discrepancy between this Plan, the administrative forms and any summary of the Plan, this Plan will control.

11.2.	Invalidity of Provisions. If any provision of this Plan shall be for any reason invalid or unenforceable, the remaining provisions shall nevertheless be carried into effect.

11.3.	Unclaimed Benefits. In the case of a benefit payable on behalf of such Participant, if the Plan Administrator is unable to locate the Participant or beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Company upon the Plan Administrator’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Participant or beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Plan Administrator to the Participant or beneficiary, without interest from the date it would have otherwise been paid.

11.4.	Offset For Obligations To Company. If, at such time as the Plan Participant becomes entitled to benefit payments hereunder, the Plan Participant has any debt, obligation or other liability representing an amount owing to the Company or an Affiliate of Company, and if such debt, obligation, or other liability is due and owing at the time benefit payments are payable hereunder, the Company may offset the amount owing it or an Affiliate against the amount of benefits otherwise distributable hereunder.

11.5.	Compliance with Code Section 409A. Notwithstanding anything contained in this Plan or to the contrary, it is the intent of the Company to have this Plan interpreted and construed to comply with any and all provisions of Internal Revenue Code section 409A including any subsequent amendments, rulings or interpretations from appropriate governmental agencies.

11.6.	Governing Law. The Plan and the rights and obligations of all persons hereunder shall be governed by and construed in accordance with the laws of the State of Kansas, other than its laws regarding choice of law, to the extent that such state law is not preempted by federal law.
            IN WITNESS WHEREOF, the Company has executed this Plan as of the day and year first written above.

LAYNE CHRISTENSEN COMPANY
By:	/s/ A. B. Schmitt
	Name:	Andrew B. Schmitt
	Title:	President

EXHIBIT A
Layne Christensen Company
Key Management Deferred Compensation Plan
Participant Enrollment And Election Form
     This Agreement is entered into this ___ day of ______, 20___ between Layne Christensen Company, hereinafter referred to as the “Company”, and ______, hereinafter referred to as the “Participant”.
     I acknowledge that as an Eligible Employee of the Company I have been offered an opportunity to participate in the Company’s Key Management Deferred Compensation Plan for the Plan year beginning ______, 20___. I am electing the alternatives set forth as indicated below:
ELECTION TO DEFER:
(Please check all that apply)
     I WILL participate in the Company’s Key Management Deferred Compensation Plan for the forthcoming Plan Year and duly authorize the Company to make the appropriate deductions from my paycheck.

I hereby elect to defer receipt of Compensation for the forthcoming Plan Year as set forth below (subject to a minimum of $ 2,500.00 and/or a maximum of 25% of salary and 50% of bonus.):
     ___% or $___of my base annual salary to be withdrawn from my salary in approximately equal amounts during the year.
     ___% or $___of my bonus(es) which would have otherwise been paid during the Plan Year, to be withdrawn as applicable during the year.
     I will NOT participate in the Company’s Key Management Deferred Compensation Plan for the forthcoming Plan Year.

NOTE:	This election may be modified at any time prior to 5:00 p.m. CST on the last business day of the Calendar Year preceding the Plan Year for which this election relates. At 5:00 p.m. CST on the last business day of the year, this election is irrevocable for the forthcoming Plan Year.

EXHIBIT A
(continued)
Layne Christensen Company
Key Management Deferred Compensation Plan
Participant Enrollment and Election Form
DISTRIBUTION OF BENEFITS: I hereby elect to have my benefits relating to the particular year to which this Election Form relates distributed to me in the following manner:

Retirement Benefit Per	Disability Benefit Per	Death Benefit Per	Benefit Upon
Article 5.2*	Article 5.3	Article 5.4(a)	Separation from	Service
Per Article 5.5(a)
Lump Sum	Lump Sum	Lump Sum	Lump Sum

Over 2 Years

Over 5 Years

Over 10 Years

Frequency of Payments:

Quarterly	N/A	N/A	N/A

NOTE:	This election may be changed to extend the payment commencement date to a later date so long as: (a) the election to extend the date or to change the selected form of distribution will not become effective until at least 12 months after the date the election is made, and (b) the change must, at a minimum, result in a deferral of any payment to be made for a period of not less than five (5) years from the date of your retirement. Such dates may not be accelerated.

EXHIBIT A
(continued)
Layne Christensen Company
Key Management Deferred Compensation Plan
Participant Enrollment and Election Form
VESTING OF BENEFITS (PER ARTICLE 5.1):
The portion of the Participant’s Deferral Account that is attributable to Corporate Contributions and deemed investment earnings, gains, losses and changes in value credited thereon (if any), shall vest based on the following table:
Vesting shall apply to ALL Corporate Contributions without regard to the Plan Year in which they were made. All portions of the Participant’s Deferral Account that are attributable to deferral from a Participant’s Compensation (and all deemed investment earnings, gains, losses and changes in value credited thereon (if any)), shall always be fully vested.

Completed Years of Plan Participation	Percent Vested
Less than 2	—%
2 but less than 3	—%
3 but less than 4	—%
4 but less than 5	—%
5 or more	—%
AGREED AND ACCEPTED BY THE PARTICIPANT

Signature of Participant	Date

AGREED AND ACCEPTED BY THE COMPANY

Signature of Corporate Officer	Date

EXHIBIT B
Layne Christensen Company
Key Management Deferred Compensation Plan
—Deemed Investment Elections—
I elect to have my Deferral Account credited with a rate of return based on the following Deemed Investment Alternatives. This Deemed Investment Election shall supersede any prior election that I have made and shall continue until such time as I make a new Deemed Investment Election in accordance with the terms of the Plan. (Deemed Investment Elections may be changed by a Participant once each calendar quarter or on such other basis as may be determined by the Plan Administrator). Please see the Plan Administrator for additional information, to include a prospectus and/or other detailed explanation of Deemed Investment Alternatives.

Deemed Investment Alternative	%	Deemed Investment Alternative	%

AGREED AND ACCEPTED BY THE PARTICIPANT

Signature of Participant	Date

AGREED AND ACCEPTED BY THE COMPANY

Signature of Corporate Officer	Date

EXHIBIT C
Layne Christensen Company
Key Management Deferred Compensation Plan
Designation of Beneficiary

TO:	Layne Christensen Company (hereinafter referred to as the “Company”),
In accordance with the rights granted to me in the Layne Christensen Company “Deferred Compensation Plan” Agreement, I do hereby designate as Beneficiary thereunder to receive payments thereunder in the event of my death:
Primary Beneficiary:
Relationship:
1st Contingent Beneficiary:
Relationship:
I further reserve the privilege of changing the Beneficiary herein named at any time or times without the consent of any such beneficiary.
This designation is made upon the following terms and conditions:
1.	The word “Beneficiary” as used herein shall include the plural, Beneficiaries, wherever the Agreement permits.

2.	For purposes of this Beneficiary Designation, no person shall be deemed to have survived the Participant if that person dies within thirty (30) days of the Participant’s death.

3.	Beneficiary shall mean the Primary Beneficiary if such Primary Beneficiary survives the Participant by at least thirty (30) days, and shall mean the 1st Contingent Beneficiary if the Primary Beneficiary does not survive the Participant by at least thirty (30) days.

4.	If the Primary Beneficiary shall be deceased on any annual payment date provided in said Agreement, any and all remaining annual payments shall be payable to the 1st Contingent Beneficiary unless the executors or administrators of said deceased Beneficiary are named as Primary Beneficiary hereinabove.

5.	If more than one Beneficiary is named within the same class (i.e., Primary or 1st Contingent), then annual payments shall be made equally to such Beneficiaries unless otherwise provided hereinabove. If any such Beneficiary dies while receiving annual payments under said Agreement, any and all remaining payments shall continue to be made to the surviving Beneficiaries of such class and to the legal heirs of the deceased Beneficiary, which legal heirs shall receive the amount which was being received by said deceased Beneficiary. If all of the Beneficiaries of a class shall die, any and all remaining payments shall be made to the next class of Beneficiaries, as provided under Paragraph 4 above.

6.	If none of the Beneficiaries named hereinabove is living on any said annual payment date, any and all remaining payments shall be made to my executors or administrators, or upon their written request, to any person or persons so designated by them.

7.	If any such annual payments shall be payable to any trust, the Company shall not be liable to see to the application by the Trustee of any payment hereunder at any time, and may rely upon the sole signature of the Trustee to any receipt, release or waiver, or to any transfer or other instrument to whomsoever made purporting to affect this nomination or any right hereunder.

8.	A Participant’s Beneficiary designation shall be deemed automatically revoked if the Participant names a spouse as Beneficiary and that marriage is later dissolved or the spouse dies. Without limiting the generality of the foregoing, the interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant or whose marriage with the Participant has been dissolved shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
This designation cancels and supersedes any Designation of Beneficiary heretofore made by me with respect to said Agreement and the right to receive payments thereunder.

Dated:	Participant:

     I am the spouse of the Participant/Executive named above. I have read and understood the foregoing Designation of Beneficiary, and especially paragraph 8 thereof. I understand that the Plan does not permit the assignment of my spouse’s benefits to me in the event of the dissolution of my marriage. I also understand that, even if my spouse names me as a Beneficiary, my rights may be impaired in the event of the dissolution of my marriage or my death before my spouse.

Dated:

Spouse

Received this ___ day of ______, 20___	By:

(for the Company)

Annual Election To Defer Compensation
for the
Layne Christensen Company Key Management Deferred Compensation Plan
IMPORTANT: TO BE EFFECTIVE, THIS ELECTION MUST BE DELIVERED
TO THE PLAN ADMINISTRATOR BEFORE 5:00 P.M. CST ON THE LAST
BUSINESS DAY OF THE YEAR PRECEDING THE YEAR OF DEFERRAL.
Name of Participant:
ELECTION TO DEFER:
     I WILL participate in the Company’s Key Management Deferred Compensation Plan for the forthcoming Plan Year and duly authorize the Company to make the appropriate deductions from my paycheck.

I hereby elect to defer receipt of Compensation for the forthcoming Plan Year as set forth below (subject to a minimum of $ 2,500.00 and a maximum of 25% of salary and 50% of bonus):
     ___% or $___ of my base annual salary to be withdrawn from my salary in approximately equal amounts during the year.
     ___% or $___ of my bonus(es) which would have otherwise been paid during the Plan Year, to be withdrawn as applicable during the year.
     I will NOT participate in the Company’s Key Management Deferred Compensation Plan for the forthcoming Plan Year.

NOTE:	This election may be modified at any time prior to 5:00 p.m. CST on the last business day of the Calendar Year preceding the Plan Year for which this election relates. At 5:00 p.m. CST on the last business day of the year, this election is irrevocable for the forthcoming Plan Year.
AGREED AND ACCEPTED BY THE PARTICIPANT

Signature of Participant	Date

AGREED AND ACCEPTED BY THE COMPANY

Signature of Corporate Officer	Date

Deemed Investment Election Change Form
for the
Layne Christensen Company Key Management Deferred Compensation Plan
(Deemed Investment elections may be changed by a Participant once each calendar quarter or on such other basis as may be determined by the Plan Administrator)
For the period beginning:
Participant’s Name:
Date Received:
I hereby request that my prior period account balances and current period deferrals be allocated as follows:

Deemed Investment Alternative	%	Deemed Investment Alternative	%

IMPORTANT: This Deemed Investment Election shall supersede any prior election that I have made and shall continue until such time as I make a new Deemed Investment Election in accordance with the terms of the Plan. I acknowledge that I have received information regarding each of the above funds, and I understand that the Plan Administrator has discretion as to whether my deferrals will actually be invested in the funds selected above.
AGREED AND ACCEPTED BY THE PARTICIPANT

Signature of Participant	Date

AGREED AND ACCEPTED BY THE COMPANY

Signature of Corporate Officer	Date